Exhibit 1 - Audit Report and Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITORS’ REPORT

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

TABLE OF CONTENTS

Page

Independent Auditors’ Report	1

Financial Statements:

Balance Sheets	2

Statements of Income (Loss)	3

Statements of Comprehensive Income (Loss)	4

Statements of Changes in Stockholders’ Equity	5

Statements of Cash Flows	6-7

Notes to Financial Statements	8-20

Supplemental Schedules of Operating Expenses	21

Supplemental Schedules of Selected Financial Data	22

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay - Suite 4
Kennewick, WA 99336

We have audited the accompanying balance sheets of Electronic Systems Technology, Inc., as of December 31, 2003 and 2002, and the related statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Systems Technology, Inc., as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of operating expenses and selected financial data are presented for purposes of additional analyses and are not a required part of the basic financial statements. Such supplemental schedules have been subjected to the auditing procedures applied in the examination of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

February 12, 2004

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

ASSETS

CURRENT ASSETS	2003	2002
Cash	$11,100	$11,100
Money market investment	367,003	311,897
Available-for-sale investments	1,341,491	1,337,668
Accounts receivable, net of allowance for doubtful accounts of $2,153 at 2003 and $1,284 at 2002	284,972	302,269
Inventory	511,972	569,424
Prepaid insurance	9,353	8,523
Prepaid expenses	2,605	2,500
Prepaid federal income taxes	29,433	-
Total Current Assets	2,557,929	2,543,381

PROPERTY AND EQUIPMENT - NET	222,674	159,182

OTHER ASSETS - NET	27,486	30,407

DEFERRED INCOME TAX BENEFIT	14,600	9,200
	$2,822,689	$2,742,170

(Continued)

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2003	2002
CURRENT LIABILITIES
Accounts payable	$ 44,848	$ 38,855
Refundable deposits	80,372	21,758
Accrued payroll	21,308	2,648
Accrued payroll and other taxes	6,702	4,943
Accrued vacation pay	24,193	19,428
Income tax payable	-	104,594
Deferred income	25,088	-

Total Current Liabilities	202,511	192,226

DEFERRED INCOME TAXES	59,400	30,400

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Common stock $.001 par value 50,000,000 shares authorized, 5,098,667 issued and outstanding	5,099	5,099
Additional paid-in capital	945,734	945,734
Retained earnings	1,619,419	1,572,893
Accumulated other comprehensive loss	(9,474)	(4,182)
	2,560,778	2,519,544

	$2,822,689	$2,742,170
(Concluded)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

2003		2002	2001

SALES - NET	$2,064,628	$1,932,648	$1,303,811

COST OF SALES
Beginning inventory	569,424	531,599	561,946
Purchases and allocated costs	880,909	907,087	664,047
	1,450,333	1,438,686	1,225,993
Ending inventory	511,972	569,424	531,599
	938,361	869,262	694,394
GROSS PROFIT	1,126,267	1,063,386	609,417
OPERATING EXPENSES	1,006,674	788,631	681,374
OPERATING INCOME (LOSS)	119,593	274,755	(71,957)

OTHER INCOME
Interest income	34,206	41,233	54,970
Other income (expense)	20,102	11,629	23,059
	54,308	52,862	78,029

INCOME BEFORE INCOME TAXES	173,901	327,617	6,072

PROVISION FOR FEDERAL INCOME TAXES	50,895	114,041	16,368

NET INCOME (LOSS)	123,006	213,576	(10,296)

BASIC EARNINGS PER SHARE	$ 0.02	$ 0.04	$ -

DILUTED EARNINGS PER SHARE	$ 0.02	$ 0.04	$ -

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

2003		2002	2001

NET INCOME (LOSS)	$123,006	$213,576	$(10,296)

OTHER COMPREHENSIVE LOSS:
Unrealized loss on securities arising during the period	(8,280)	(6,332)	-
Income tax benefit related to other comprehensive loss	2,815	2,150	-
Other comprehensive loss, Net	(5,465)	(4,182)	-
COMPREHENSIVE INCOME (LOSS)	$117,541	$209,394	$(10,296)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

	Common Stock		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
BALANCE AT JANUARY 1, 2001	5,068,667	$ 5,069	$933,464	$1,369,613	$ -	$2,308,146
STOCK OPTIONS EXERCISED	30,000	30	12,270	-	-	12,300
NET LOSS DECEMBER 31, 2001	-	-	-	(10,296)	-	(10,296)
	5,098,667	5,099	945,734	1,359,317	-	2,310,150

COMPREHENSIVE INCOME:
Net income December 31, 2002	-	-	-	213,576	-	213,576
Unrealized loss on securities - net	-	-	-	-	(4,182)	(4,182)
	5,098,667	5,099	945,734	1,572,893	(4,182)	2,519,544

COMPREHENSIVE INCOME:
Net income	-	-	-	123,006	-	123,006
Unrealized loss on securities - net	-	-	-	-	(5,465)	(5,465)
Less reclassification adjustment included in net income	-	-	-	-	173	173
CASH DIVIDEND	-	-	-	(76,480)	-	(76,480)

BALANCE AT DECEMBER 31, 2003	$5,098,667	$5,099	$945,734	$1,619,419	$(9,474)	$2,560,778

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)	$ 123,006	$ 213,576	$(10,296)
Noncash expenses included in income:
Depreciation	49,207	40,869	42,978
Amortization	4,404	4,404	3,034
Allowance for doubtful accounts	869	-	-
Deferred income taxes	23,600	3,917	16,368
Loss on disposition of assets	1,245	23	1,059
Realized loss on sale of investments	2,334	-	-
Decrease (increase) in current assets:
Accounts receivable, net	16,428	(143,595)	24,953
Inventory	57,452	(37,825)	30,347
Other current assets	(935)	(2,528)	12,148
Prepaid federal income tax	(29,433)	-	-
Increase (decrease) in current liabilities:
Accounts payable and other current liabilities	114,878	13,394	(24,571)
Federal income taxes payable	(101,866)	113,377	-

Net Cash From Operating Activities	261,189	205,612	96,020

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits	(1,483)	(17,122)	-
Purchase of investments	(817,843)	(1,344,000)	-
Proceeds from sale of investments	803,666	-	-
Capitalized software	-	-	(13,709)
Additions to property and equipment	(113,943)	(35,085)	(33,306)

Net Cash From Investing Activities	(129,603)	(1,396,207)	(47,015)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	-	-	12,300
Cash dividend	(76,480)	-	-

Net Cash From Financing Activities	$ (76,480)	$ -	$ 12,300

(Continued)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

	2003	2002	2001
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	$ 55,106	$(1,190,595)	$ 61,305

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	322,997	1,513,592	1,452,287

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 378,103	$ 322,997	$1,513,592

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income taxes	$ 158,594	$ -	$ -

Cash and cash equivalents:
Cash	$ 11,100	$ 11,100	$ 6,100
Money market	367,003	311,897	516,334
Certificate of deposit (initial maturity, three months or less)	-	-	991,158
	$ 378,103	$ 322,997	$1,513,592

(Concluded)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Business Organization

The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves. On November 12, 1984, the Company sold 3,000,000 shares of its unissued common stock to the public at an offering price of $.30 per share, arbitrarily determined by the underwriter.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates used in the accompanying financial statements include allowance for uncollectible accounts receivable, inventory obsolescence, useful lives of depreciable assets, and deferred income taxes. Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to credit risk consists of cash and customer receivables.

The Company places its cash with one major financial institution. During the period, the Company had cash balances that were in excess of federally insured limits.

The Company’s customers, to which trade credit terms are extended, consist of United States and local governments and foreign and domestic companies.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

Financial Instruments

The Company’s financial instruments are cash and cash equivalents, accounts receivable and accounts payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, certificates of deposit, money market accounts and investment grade commercial grade paper that is readily convertible into cash and purchased with original maturities of three months or less.

Allowance for Uncollectible Accounts

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $2,153 and $1,284 as of December 31, 2003 and 2002, respectively. The Company’s policy for writing off past due accounts receivable is based on the amount, time past due, and response received from the subject customer.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Inventory

Inventories are stated at lower of cost or market. Cost is determined on an average cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value and consideration is given to obsolescence.

Patent Costs

Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and one-half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Investments

The Company classifies its marketable equity securities into trading or available-for-sale categories. Marketable securities that are held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities classified as available-for-sale are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in the stockholders’ equity.

The fair value of substantially all securities is determined by quoted market prices. Gains or losses on securities sold are based on the specific identification method.

Available-for-sale investments consist of bond funds purchased at a cost of $1,355,843, with a fair market value of $1,341,491, at December 31, 2003. A net unrealized loss on available-for-sale securities in the amount of $8,280 has been charged to other comprehensive income (loss) for the year ended December 31, 2003.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software. The Company capitalizes the costs of creating a software product to be sold, leased or otherwise marketed, for which technological feasibility has been established. Amortization of the software product, on a product-by-product basis, begins on the date the product is available for distribution to customers and continues over the estimated revenue-producing life, not to exceed five years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Income Taxes

The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Research and Development

Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2003, 2002, and 2001, were $239,446, $167,522, and $146,245, respectively.

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs for the years ended December 31, 2003, 2002, and 2001, were $18,306, $18,277, and $20,774, respectively.

Other Comprehensive Income (Loss)

Comprehensive income consists of net income and unrealized gains and losses on marketable equity investments.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

2. Inventories

Inventories consisted of the following:

	2003	2002
Parts	$232,801	$359,915
Work in progress	86,928	-
Finished goods	192,243	209,509
	$511,972	$569,424

3. Property and Equipment

Property and equipment consisted of the following:

	2003	2002
Leasehold improvements	$ 13,544	$ 13,544
Laboratory equipment	535,920	447,457
Furniture and fixtures	16,151	16,151
Dies and molds	77,396	77,396
	643,011	554,548
Accumulated depreciation	(420,337)	(395,366)
	$222,674	$159,182

4. Other Assets

Other assets consisted of the following:

	2003	2002
Patent costs	$ 1,850	$ 1,850
Software costs	86,330	86,330
	88,180	88,180
Accumulated amortization	(79,639)	(75,235)
	8,541	12,945
Deposits	18,945	17,462
	$ 27,486	$ 30,407

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

5. Provision (Benefit) For Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.

The provision for federal income taxes consisted of:

	2003	2002	2001
Current	$24,567	$107,974	$ -
Deferred	26,328	6,067	16,368
Provision for federal income taxes	$50,895	$114,041	$ 16,368

The components of the net deferred tax (assets) liability at December 31, were as follows:

	2003	2002	2001
Depreciation	$59,400	$30,400	$23,819
Unallowable deductions	(14,600)	(9,200)	(6,536)
	$44,800	$21,200	$17,283

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:

	2003	2002	2001
Amount computed using the statutory rate	$24,567	$107,974	$ -
Increase(decrease) in deferred tax (assets) liabilities	23,600	3,917	16,368
Income tax benefit unrealized loss on securities	2,815	2,150	-
Decrease in deferred tax asset - reclassification adjustment accumulated other comprehensive loss	(87)	-	-
Provision for federal income taxes	$50,895	$114,041	$16,368

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

6. Profit Sharing Salary Deferral 401-K Plan

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of twenty-one are eligible. The Company is not making contributions under the current plan agreement.

7. Stock Options

The Company grants stock options to individual employees and directors with three years continuous tenure. After termination of employment, stock options may be exercised within ninety days.

A summary of option activity follows:
	Options Outstanding
	Number Outstanding	Weighted-Average Exercise Price Per Share

Balance at 12/31/00	580,000	$1.29
Granted
	195,000	0.44
Exercised
	(30,000)	0.41
Canceled
	(230,000)	0.68
Balance at 12/31/01	515,000	1.29
Granted
	180,000	0.42
Exercised
	-	-
Canceled
	(160,000)	0.44
Balance at 12/31/02	535,000	1.25
Granted
	180,000	0.40
Exercised
	-	-
Canceled
	(185,000)	2.81
Balance at 12/31/03	530,000	0.42

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Stock Options - (Continued)

The option price range for years ending December 31, 2003 through 2001 is: 2003, $0.40 to $0.44; 2002, $0.42 to $2.81; 2001, $0.44 to $2.81. The option price range for exercised shares for years ending December 31, 2003 through 2001 is: 2003 and 2002, none exercised; 2001, $0.41 to $0.44. The weighted average fair value of options granted during the years ending December 31, 2003 through 2001 is: 2003, $0.40; 2002, $0.42; 2001, $0.44.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company’s stock option plan been determined, based on the fair value at the grant date for awards, the Company’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

	2003	2002	2001
Net earnings (loss) as reported	$123,006	$213,576	$ (10,296)
Net earnings (loss) pro forma	$ 65,701	$144,486	$(105,881)
Earnings per share– as reported	0.02	0.04	-
Earnings per share– pro forma	0.01	0.03	-

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003; dividend yield equaled 0; expected volatility of 73% risk-free interest rate of 2.04%; and expected lives of three years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. Employee Profit Sharing Bonus Program

The Company makes contributions to the Employees Profit Sharing Bonus Program (a non-qualified plan) based upon ten percent of the first $100,000 of pre-tax net income plus eight percent on pre-tax net income in excess of $100,000. Contributions paid in 2003 for 2002 amounted to $28,209. The Company has accrued contributions for the year 2003, of $17,371 at December 31, 2003.

9. Earnings Per Share

The following table reconciles the income and average share amounts used to compute both basic and diluted earnings per share:
	2003	2002	2001
Net income (loss)	$ 123,006	$ 213,576	$ (10,296)
Basic earnings per share:
Weighted average shares outstanding	5,083,146	5,083,146	5,083,146
Diluted earnings per share:
Weighted average shares outstanding	5,083,146	5,083,146	5,083,146
Shares contingently exercisable from stock options	530,000	535,000	*
Weighted average shares outstanding	5,613,146	5,618,146	5,083,146

* Certain stock options were excluded from the computation of earnings per share due to their antidilutive effect. The number of such options is $515,000 for 2001.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

10. Leases

The Company leased its facilities from a port authority, under beneficial terms, for $2,259 monthly for three years, expiring in October 2005, with annual increases based upon the Consumer Price Index. The lease expense for the years ended December 31, 2003, 2002, and 2001 was $30,742, $30,389 and $29,954, respectively.

Future minimum lease payments required under the above operating lease for the years ending December 31, 2004 through 2005 are: 2004, $31,356; 2005, $23,866; with nothing due thereafter.

11. Related Party Transactions

For the years ended December 31, 2003, 2002, and 2001; services in the amount of $125,097, $143,496, and $79,570, respectively were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors and Audit Committee Chairman of Electronic Systems Technology, Inc.

12. Commitments and Contingencies

The Company purchases certain key components necessary for the production of its products from a limited number of suppliers. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, an interruption of production and/or material cost expenditures could take place.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Foreign Sales

The Company’s revenues fall into three major customer categories, Domestic, Export, and U.S. Government sales. A percentage breakdown of the Company’s major customer categories for the years of 2003, 2002 and 2001, are as follows:
	2003	2002	2001
Domestic Sales	83%	77%	77%
Export Sales	16	16	21
U.S. Government Sales	1	7	2

No individual customer comprised more than ten percent of sales revenue.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Foreign Sales - (Continued)

The geographic distribution of foreign sales for 2003, 2002, and 2001 are as follows:
	2003	2002	2001
Australia	0%	5%	0%
Austria	0	2	0
Brazil	0	1	12
Canada	16	19	18
Chile	14	5	0
Columbia	2	3	1
Croatia	15	9	28
Ecuador	1	13	0
Egypt	0	3	0
India	17	0	9
Indonesia	4	4	3
Italy	0	9	0
Jordan	5	4	11
Mexico	6	3	1
Peru	10	11	3
Philippines	0	0	1
Puerto Rico	4	4	1
South Korea	0	1	12
Spain	4	0	0
Taiwan	0	1	0
United Kingdom	0	1	0
Venezuela	2	2	0

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

	2003	2002	2001
Advertising	$ 18,306	$ 18,277	$ 20,774
Amortization	4,404	4,404	3,034
Bad debt	3,047	18,334	3,187
Commissions - sales	22,147	1,749	1,284
Dues and subscriptions	2,853	1,378	1,639
Depreciation	49,207	40,869	42,978
Insurance	13,207	11,415	9,158
Materials and supplies	17,639	23,655	20,411
Office and administration	11,623	10,591	10,720
Printing	6,841	7,359	10,238
Professional services	67,112	59,462	71,122
Rent and utilities	37,558	35,062	34,686
Repair and maintenance	15,912	14,761	16,384
Salaries	783,991	597,562	520,726
Taxes	149,351	116,618	98,815
Telephone	12,011	10,626	10,404
Trade shows	40,851	36,578	23,357
Travel expenses	83,498	81,023	71,802
	1,339,558	1,089,723	970,719
Expenses allocated to cost of sales	(332,884)	(301,092)	(289,345)
	$1,006,674	$ 788,631	$ 681,374

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
SUPPLEMENTAL SCHEDULES OF SELECTED FINANCIAL DATA
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

	2003	2002	2001	2000	1999
Sales - net	$2,064,628	$1,932,648	$1,303,811	$1,310,524	$1,239,390
Gross profit	1,126,267	1,063,386	609,417	578,597	606,275
Income before provision for income taxes	173,901	327,617	6,072	29,410	65,559
Provision for income taxes	50,895	114,041	16,368	5,466	13,258
Net income (loss)	123,006	213,576	(10,296)	23,944	52,301
Other comprehensive loss, net of tax	(5,465)	(4,182)	-	-	-
Comprehensive income (loss)	117,541	209,394	(10,296)	23,944	52,301
Net income per share - basic	0.02	0.04	-	-	0.01
Weighted average number of shares
outstanding	5,083,146	5,083,146	5,083,146	5,056,064	4,953,667
Total assets	2,822,689	2,742,170	2,401,672	2,407,871	2,307,715
Stockholders’ equity	2,560,778	2,519,544	2,310,150	2,308,146	2,244,752
Stockholders’ equity per share	0.50	0.49	0.45	0.46	0.45
Working capital	2,355,418	2,351,155	2,127,471	2,125,411	2,090,155
Current ratio	12.6:1	13.2:1	24.2:1	22.3:1	34.2:1
Equity to total assets	91%	92%	96%	96%	97%